Exhibit 99.3

ITEM 2.   PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 15, 2018, Brooks Automation, Inc. (the “Company”) completed the acquisition of GENEWIZ Group, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“GENEWIZ”), a leading global genomics service provider headquartered in South Plainfield, New Jersey. Pursuant to the Agreement of Merger, dated as of September 26, 2018 (the “Merger Agreement”), by and among the Company, Darwin Acquisition Company, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and wholly owned subsidiary of the Company, GENEWIZ and Shareholder Representative Services LLC, as the representative of the security holders of GENEWIZ, the Company paid a total cash purchase at closing of $450.0 million, which is subject to adjustment based on GENEWIZ’s cash, transaction expenses, net working capital, indebtedness, accounts receivable (subject to a collar) and other amounts as of the closing  (collectively, the “Acquisition”).

On November 15, 2018, the Company and its subsidiary, BioStorage Technologies, Inc., entered into that certain Incremental Amendment (the “Amendment”) to that certain Credit Agreement, dated as of October 4, 2017, by and among the Company, the several lenders party thereto from time to time and Morgan Stanley Funding, Inc., as administrative agent for the lenders. Under the Amendment, the Company obtained a senior secured U.S. dollar term loan incremental facility in the aggregate amount of $350,000,000 (the, “Incremental Loan”). The net proceeds of the Incremental Loan were used to fund a portion of the Acquisition purchase price with the remaining amount due paid from available funds of the Company. The Incremental Loan requires quarterly principal payments equal to 0.25% of the initial principal balance or $875,000 per quarter. The Company may elect that the borrowings comprising the Incremental Loan bear interest at a rate per annum equal to (a) the ABR plus 1.50% or (b) the Adjusted LIBO Rate plus 2.50%. “ABR” is equal to the highest of (a) the federal funds effective rate plus ½ of 1%, (b) the rate of interest per annum from time to time published by the Wall Street Journal as being the prime rate and (c) the one-month LIBO rate plus 1.00%. “LIBO Rate” is equal to the rate for Eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case selected by the Company (or if agreed to by each applicable lender, twelve months or less than one month), appearing on Page LIBOR01 of the Reuters screen (or applicable successor screen or service); provided that the LIBO Rate shall not be less than 0%. “Adjusted LIBO Rate” is the LIBO Rate as adjusted for statutory reserve requirements for Eurodollar liabilities (if any). The initial rate of the Incremental Loan as of November 15, 2018 was approximately 5.12%.

The unaudited pro forma condensed combined financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma condensed combined financial information are based solely upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”). The unaudited pro forma financial adjustments give effect, where applicable, to (i) the Acquisition and (ii) the Company’s partial financing of the Acquisition with the Incremental Loan.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved had the Acquisition been consummated as of the date indicated or of the results that may be obtained in the future. This unaudited pro forma combined financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended September 30, 2018 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 29, 2018 and (2) the GENEWIZ audited and unaudited consolidated financial statements included in this report.

The actual operating results for GENEWIZ will be consolidated with the Company’s operating results for all periods subsequent to the Acquisition date of November 15, 2018.

The unaudited pro forma condensed combined statement of income from continuing operations of the Company for the twelve months ended September 30, 2018 included herein does not reflect any potential cost savings or other operating efficiencies that should result from the integration of the companies and excludes the discontinued operations of the Company.

The unaudited pro forma condensed combined statement of income from continuing operations of the Company for the twelve months ended September 30, 2018 gives effect to the Acquisition and the related Incremental Loan financing as if both had occurred effective October 1, 2017. The operating results for GENEWIZ included in the unaudited pro forma condensed combined statement of income from continuing operations reflect (i) the three months ended December 31, 2017, which were derived from the audited consolidated financial statements of GENEWIZ for the year ended December 31, 2017 and the unaudited financial statements of GENEWIZ for the nine months ended September 30, 2017, and (ii) the nine months ended September 30, 2018 in order to comply with SEC guidance related to situations where the fiscal year end of the audited financial statements of the acquiree are not within 93 days of the fiscal year end of the acquirer.

The unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2018 gives effect to the Acquisition and the related Incremental Loan financing as if both had occurred effective September 30, 2018.

Brooks Automation, Inc.

Pro Forma Condensed Combined Balance Sheet

(Unaudited)

As of September 30, 2018

			Acquisition		Financing
	Brooks	GENEWIZ	Pro Forma		Pro Forma		Brooks
	Sept 30, 2018	Sept 30, 2018	Adjustments		Adjustments		Pro Forma
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$197,708	$31,440	$(473,986)	(a)	$340,540	(q)	$88,499
			(6,268)	(b)	—
			(935)	(p)
Marketable securities	46,281	—	—		—		46,281
Accounts receivable, net	125,192	30,445	(3,000)	(c)	—		152,637
Inventories	96,986	4,619	—		—		101,605
Prepaid expenses and other current assets	31,741	9,203	(1,453)	(d)	—		40,426
			935	(p)
Current assets held for sale	66,148	—	—		—		66,148
Total current assets	564,056	75,707	(484,707)		340,540		495,596
Property, plant and equipment, net	59,988	32,467	3,495	(e)	—		95,950
Long-term marketable securities	7,237	—	—		—		7,237
Long-term deferred tax assets	43,798	10,543	(10,543)	(l)	—		43,798
Goodwill	255,876	—	238,184	(f)	—		494,060
Intangible assets, net	99,956	—	188,524	(g)	—		288,480
Other assets	5,294	1,069	1,940	(h)	—		21,703
			13,400	(i)
Non-current assets held for sale	59,052	—	—		—		59,052
Total assets	$1,095,257	$119,786	$(49,707)		$340,540		$1,505,876

Liabilities and Stockholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$2,000	$6,732	$(1,337)	(j)	$3,500	(q)	$10,895
Accounts payable	55,873	6,962	—		—		62,835
Deferred revenue	25,884	3,226	—		—		29,110
Accrued expenses and other current liabilities	73,472	7,592	(637)	(j)	—		79,598
			(829)	(k)
Current liabilities held for sale	7,388	—	—		—		7,388
Total current liabilities	164,617	24,512	(2,803)		3,500		189,826
Long-term debt	194,071	12,616	(8,389)	(j)	337,040	(q)	535,338
Long-term deferred tax liabilities	7,135	—	36,096	(l)	—		43,231
Long-term pension liabilities	4,255	—	—		—		4,255
Other long-term liabilities	5,547	1,905	(990)	(m)	—		6,462
Long-term tax reserves	1,102	12,403	997	(n)	—		14,502
Non-current liabilities held for sale	698	—	—		—		698
Total liabilities	377,425	51,436	24,911		340,540		794,312
GENEWIZ historical mezzanine equity	—	25,129	(25,129)	(o)			—
Stockholders' Equity
Preferred stock	—	—	—		—		—
Common stock	841	—	—		—		841
Additional paid-in capital	1,898,434	—	—		—		1,898,434
Accumulated other comprehensive income	13,587	—	—		—		13,587
Treasury stock at cost	(200,956)	—	—		—		(200,956)
Accumulated deficit	(994,074)	—	(6,268)	(b)	—		(1,000,342)
GENEWIZ historical equity	—	43,221	(43,221)	(o)	—		—
Total stockholders' equity	717,832	43,221	(49,489)		—		711,564
Total liabilities and stockholders' equity	$1,095,257	$119,786	$(49,707)		$340,540		$1,505,876

See Notes to Pro Forma Condensed Combined Financial Information

Brooks Automation, Inc.

Pro Forma Condensed Combined Statement of Income from Continuing Operations

(Unaudited)

		GENEWIZ
	Brooks	Three	Nine	Twelve	Acquisition		Financing
	Year Ended	Months Ended	Months Ended	Months Ended	Pro Forma		Pro Forma		Brooks
	Sep 30, 2018	Dec 31, 2017	Sep 30, 2018	Sep 30, 2018	Adjustments		Adjustments		Pro Forma
	(in thousands, except per share data)
Revenues	$631,560	$27,434	$93,067	$120,501	$—		$—		$752,061
Cost of revenues	385,479	14,351	44,877	59,228	6,189	(r)	—		450,644
					(252)	(s)
Gross profit	246,081	13,083	48,190	61,273	(5,937)		—		301,417
Operating expenses
Research and development	46,936	1,300	4,271	5,571	—		—		52,507
Selling, general and administrative	167,022	9,274	30,569	39,843	6,697	(r)	—		209,393
					(108)	(s)
					216	(t)
					(4,277)	(u)
Restructuring charges	714	—	—	—	—		—		714
Total operating expenses	214,672	10,574	34,840	45,414	2,528		—		262,614
Operating income	31,409	2,509	13,350	15,859	(8,465)		—		38,803
Interest income	1,881	33	184	217	—		(309)	(x)	1,789
Interest expense	(9,520)	(313)	(941)	(1,254)	546	(v)	(19,484)	(y)	(29,712)
Other (expense) income, net	(3,304)	1,143	(598)	545	—		—		(2,759)
Income before income taxes	20,466	3,372	11,995	15,367	(7,919)		(19,793)		8,121
Income tax (benefit) provision	(47,251)	7,511	2,692	10,203	(2,644)	(w)	(5,443)	(z)	(45,135)
Income from continuing operations	67,717	(4,139)	9,303	5,164	(5,275)		(14,350)		53,256

Basic net income per share:
Basic net income per share from continuing operations	$0.96								$0.76

Diluted net income per share:
Diluted net income per share from continuing operations	$0.95								$0.75

Dividend declared per share	$0.40								$0.40

Weighted average shares outstanding used in computing net income per share
Basic	70,489								70,489
Diluted	70,937								70,937

See Notes to Pro Forma Condensed Combined Financial Information

Brooks Automation, Inc.

Notes to Pro Forma Condensed Combined Financial Information

(Unaudited)

1.Summary of Transaction

On November 15, 2018, Brooks Automation, Inc. (the “Company”) completed the acquisition of GENEWIZ Group, a leading global genomics service provider headquartered in South Plainfield, New Jersey. Pursuant to the Agreement of Merger, dated as of September 26, 2018 (the “Merger Agreement”), by and among the Company, Darwin Acquisition Company, a wholly owned subsidiary of the Company, GENEWIZ and Shareholder Representative Services LLC, as the representative of the security holders of GENEWIZ, the Company paid a total cash purchase at closing of $450.0 million, which is subject to adjustment based on GENEWIZ’s cash, transaction expenses, net working capital, indebtedness, accounts receivable (subject to a collar) and other amounts as of the closing (the “Purchase Price Adjustments”) (collectively, the “Acquisition”).

On November 15, 2018, the Company and its subsidiary, BioStorage Technologies, Inc., entered into that certain Incremental Amendment (the “Amendment”) to that certain Credit Agreement, dated as of October 4, 2017, by and among the Company, the several lenders party thereto from time to time and Morgan Stanley Funding, Inc., as administrative agent for the lenders. Under the Amendment, the Company obtained a senior secured U.S. dollar term loan incremental facility in the aggregate amount of $350,000,000 (the, “Incremental Loan”). The net proceeds of the Incremental Loan were used to fund a portion of the Acquisition purchase price with the remaining amount due paid from available funds of the Company.

The following table summarizes the components of the preliminary purchase price, assuming the Acquisition had closed on September 30, 2018 (in thousands):

Base purchase	$450,000
Purchase price adjustments	23,986
Cash consideration paid	473,986
Cash acquired	(31,440)
$442,546

The following summarizes the preliminary allocation of the purchase price, assuming the Acquisition had closed on September 30, 2018 (in thousands):

Accounts receivable, net	$27,445
Inventories	4,619
Prepaid expenses and other current assets	7,750
Property, plant and equipment, net	35,962
Goodwill	238,184
Intangible assets	188,524
Other assets	16,409
Short-term debt and current portion of long-term debt	(5,395)
Accounts payable	(6,962)
Deferred revenue (customer deposits)	(3,226)
Accrued expenses and other current liabilities	(6,126)
Long-term debt	(4,227)
Long-term deferred tax liabilities	(36,096)
Other long-term liabilities	(915)
Long-term tax reserves	(13,400)
$442,546

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and pro forma condensed combined statement of income from continuing operations. The final purchase price allocation will be determined when the Company has finalized the purchase price adjustments with the seller and when the Company has completed the detailed valuations and necessary calculations, including any deferred tax consequences. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocations may include (i) adjustments to the purchase price based on final negotiation of purchase price adjustments with the seller, (ii) changes in the fair value of intangible assets (refer to note 2.), (iii) changes in the fair value of property, plant and equipment, (iv) changes to other assets and liabilities and (v) related changes to the deferred tax liabilities as well as changes to the long-term tax reserves. Depreciation and amortization reflected in the pro forma adjustments could also differ materially based on the changes to the purchase price allocation.

2.Intangible Assets

Based on the preliminary allocation of the purchase price, the following amounts have been allocated to intangible assets (in thousands):

Completed technologies- Sanger	$13,887
Completed technologies – NGS/Synthesis	30,230
Trademarks	19,029
Customer relationships	125,378
$188,524

The estimated fair value attributed to the completed technologies – Sanger was determined based on a discounted cash flow forecast utilizing the relief from royalty method. The royalty rate was determined to be 5.0% based on a review of comparable royalty arrangements. Cash flows were discounted at a rate of 16.5%. The estimated fair value of the completed technologies is expected to be amortized over a period of 15 years based on the pattern in which the economic benefits of the completed technologies are expected to be realized.

The estimated fair value attributed to the completed technologies – NGS/Synthesis was determined based on a discounted cash flow forecast utilizing the relief from royalty method. The royalty rate was determined to be 6.0% based on a review of comparable royalty arrangements. Cash flows were discounted at a rate of 16.5%. The estimated fair value of the completed technologies is expected to be amortized over a period of 10 years based on the pattern in which the economic benefits of the completed technologies are expected to be realized.

The estimated fair value attributed to the trademarks was determined based on a discounted cash flow forecast utilizing the relief from royalty method. The royalty rate was determined to be 2.0% based on a review of comparable royalty arrangements. Cash flows were discounted at a rate of 16.5%. The estimated fair value of the trademarks is expected to be amortized over a period of 13 years based on the pattern in which the economic benefits of the completed technologies are expected to be realized.

The estimated fair value attributed to the customer relationships was determined based on a discounted forecast of estimated net future cash flows to be generated from the customer relationships discounted at a rate of 16.5%. The estimated fair value of the customer relationships is expected to be amortized over a period of 14 years based on the pattern in which the economic benefits of the completed technologies are expected to be realized.

Based on the purchase price allocation, which was prepared as if the Acquisition was completed on September 30, 2018, the amount of the purchase price allocated to goodwill is estimated to be $238.2 million. Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets acquired. Goodwill will not be amortized, but will be tested at least annually for impairment, and is not deductible for income tax purposes.

3.Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma condensed combined financial information are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet – Acquisition

(a)  Reflects the gross consideration paid by the Company of approximately $474.0 million, including an estimate of the Purchase Price Adjustments of approximately $24.0 million based on the assumed closing on September 30, 2018.

(b)  Reflects the one-time transaction expenses paid by the Company in connection with the Acquisition.

(c)   Reflects an adjustment to the fair value of accounts receivable to conform to Brook’s accounting policy.

(d)  Reflects the fair value of an acquired grant receivable of approximately $0.7 million and the elimination of a related party receivable of approximately $(2.2) million that was not included in the Acquisition.

(e)  Reflects the adjustment to record property, plant and equipment at fair value based on a preliminary asset appraisal performed in connection with the preliminary allocation of the purchase price.

(f)   Reflects the estimated goodwill recorded based on the preliminary allocation of the purchase price. See Note 2 – Intangible Assets.

(g)  Reflects the estimated fair value of acquired identifiable intangible assets based on a preliminary intangible asset appraisal performed in connection with the preliminary allocation of the purchase price. See Note 2 – Intangible Assets.

(h)  Reflects the estimated fair value of favorable leases acquired based on a preliminary appraisal performed in connection with the preliminary allocation of the purchase price.

(i)   Reflects the estimated indemnification receivable of approximately $13.4 million recorded in connection with certain tax indemnifications for uncertain tax positions provided by the former shareholders of GENEWIZ to the Company in connection with the Acquisition.

(j)   Reflects the adjustment to record the repayment at the closing of the Acquisition of certain GENEWIZ liabilities, including U.S. debt and related accrued interest of approximately $9.8 million and other liabilities of approximately $0.6 million.

(k)  Reflects the net of adjustments to accrued expenses to record (i) an adjustment to reverse deferred income related to a completed government grant of approximately $(0.8) million, (ii) an asset retirement obligation of approximately $0.2 million and (iii) an adjustment to eliminate the current portion of a deferred rent liability of approximately $(0.2) million.

(l)   Reflects the deferred tax liability related to the fair value adjustments, principally intangible assets and the reclassification of the deferred tax asset.

(m) Reflects the adjustment to eliminate the long-term portion of the deferred rent liability.

(n)  Reflects an increase of approximately $1.0 million to the long-term tax reserve to approximately $13.4 million in total, which is offset by the indemnification receivable in (i) above in accordance with the GENEWIZ tax indemnifications.

(o)  Reflects the elimination of the historical equity of GENEWIZ.

(p)  Reflects prepaid representations and warranty and other insurance purchased at closing as a requirement of the Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet – Financing

(q)  Reflects the net proceeds of the Incremental Loan, which consisted of principal of $350.0 million, net of debt discount and other debt issuance costs of approximately $9.5 million. The current portion is equal to 1% of the initial principal or $3.5 million.

Unaudited Pro Forma Condensed Combined Statement of Income from Continuing Operations – Acquisition

(r)   Reflects the adjustments for amortization expense related to the acquired intangible assets, calculated over the estimated useful lives based on the expected pattern in which the economic benefits are expected to be realized consisting of approximately $6.2 million related to completed technologies recorded to cost of sales and approximately $2.1 million related to trademarks and $4.6 million related to customer relationships recorded to selling, general and administrative expense.

(s)  Reflects the reduction to depreciation expense based on the estimated useful lives and fair value of property, plant and equipment as compared to the historical depreciation recorded by GENEWIZ and the split between cost of sales and to selling, general and administrative expense.

(t)   Reflects the adjustment to record the amortization of the favorable lease asset.

(u)  Reflects the elimination of transaction costs incurred and recorded prior to September 30, 2018 by the Company and GENEWIZ of approximately $3.8 million and $0.6 million, respectively, net of approximately $0.1 million of recurring annual expense related to the insurance purchased at closing.

(v)  Reflects the elimination of interest expense on certain GENEWIZ indebtedness that was repaid in full upon the closing of the Acquisition.

(w)  Reflects the adjustment to the Company’s income tax expense resulting from the pro forma impact of the Acquisition pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Income from Continuing Operations – Financing

(x)  Reflects the reduction to interest income related to cash used to partially fund the Acquisition.

(y)  Reflects the adjustment for the approximately $19.5 million of additional interest expense related to the Incremental Loan, including approximately $17.9 million of cash interest expense based on the initial 5.12% interest rate and approximately $1.6 million of amortization of debt discount and other debt issuance costs. The Incremental Loan is a variable interest rate debt agreement. The annual impact to the unaudited pro forma condensed combined statement of income from continuing operations for a 1/8% change in the interest rate assumptions would be approximately $0.4 million.

(z)  Reflects the adjustment to the Company’s income tax expense resulting from the pro forma impact of the Financing pro forma adjustments.